SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              MICROSEMI CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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

                              MICROSEMI CORPORATION

                           ---------------------------

                  NOTICE OF ANNUAL MEETING ON FEBRUARY 28, 2001
                               AND PROXY STATEMENT

                                TABLE OF CONTENTS

PROXY STATEMENT...............................................................1
GENERAL INFORMATION...........................................................1
ANNUAL REPORT.................................................................2
OUTSTANDING VOTING SECURITIES.................................................2
VOTING PROCEDURES.............................................................2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................3
ELECTION OF DIRECTORS.........................................................4
DIRECTORS.....................................................................5
EXECUTIVE OFFICERS............................................................6
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES...............7
EXECUTIVE COMPENSATION........................................................7
SUMMARY COMPENSATION TABLE....................................................8
OPTION GRANTS IN LAST FISCAL YEAR.............................................9
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
          OPTION VALUES.......................................................9
EXECUTIVE COMPENSATION AGREEMENTS.............................................10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................12
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...................13
COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 2000 OF MICROSEMI
         CORPORATION..........................................................13
THE COMPENSATION COMMITTEE....................................................15
PERFORMANCE GRAPH.............................................................16
AMENDMENT OF THE 1987 PLAN (PROPOSAL 2).......................................17
STOCKHOLDER PROPOSALS.........................................................24
INDEPENDENT ACCOUNTANTS.......................................................24
OTHER MATTERS.................................................................24
APPENDIX .....................................................................25

                              MICROSEMI CORPORATION
                                 P.O. Box 26890
                        Santa Ana, California 92799-6890

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on February 28, 2001

                                ---------------

TO THE STOCKHOLDERS OF MICROSEMI CORPORATION:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROSEMI CORPORATION (the "Company") will be held at the offices of the Company, 2830 South Fairview Street, Santa Ana, California 92704, on Wednesday, February 28, 2001 at 10:00 a.m., Pacific Standard Time, for the following purposes:

      1. To elect seven (7) directors, each to serve for the term of one (1) year or until his successor shall have been duly elected and qualified (Proposal 1);

      2. To approve the Amendment to the 1987 Microsemi Corporation Stock Plan; and

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Only stockholders of record at the close of business on January 12, 2001 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

                                             By Order of the Board of Directors,


Santa Ana, California                        /s/  DAVID R. SONKSEN
January 17, 2001                             ---------------------
                                             David R. Sonksen
                                             Secretary

IT IS IMPORTANT THAT ALL OF OUR STOCKHOLDERS BE REPRESENTED AT OUR ANNUAL MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS. STOCKHOLDERS, WHETHER YOU EXPECT TO ATTEND THE MEETING IN PERSON OR NOT, ARE REQUESTED TO PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO ASSURE THAT YOU ARE REPRESENTED. PROXIES ARE REVOCABLE BY HOLDERS AT ANY TIME PRIOR TO BEING VOTED AT THE ANNUAL MEETING, AND STOCKHOLDERS OF RECORD WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY NOTIFY US AT THE MEETING.

Additional copies of proxy materials should be requested in writing, addressed to:

Microsemi Corporation, P.O. Box 26890, Santa Ana, California 92799-6890,
Attention: David R. Sonksen, Secretary.

                              MICROSEMI CORPORATION
                                 P. O. Box 26890
                        Santa Ana, California 92799-6890

                                -----------------

                                 PROXY STATEMENT

                               GENERAL INFORMATION

      The accompanying Proxy is solicited by the Board of Directors and Management of Microsemi Corporation (the "Company") to be used at the Annual Meeting of Stockholders to be held on Wednesday, February 28, 2001, at 10:00 a.m., Pacific Standard Time, at the offices of the Company, 2830 South Fairview Street, Santa Ana, California 92704, and at any adjournments or postponements thereof (the "Meeting"). Shares represented by a valid Proxy in the enclosed form ("Proxy") will be voted as specified if executed and received in time for the Meeting. If a choice is not specified in the Proxy, the Proxy will be voted FOR the election of all of the director nominees listed and on any other proposal in the manner recommended herein by our Board of Directors.

      A stockholder who executes and returns the accompanying Proxy may revoke it at any time prior to its being voted by (a) signing another Proxy bearing a later date, or a written notice of revocation and, in either case, delivering the proxy or notice to the Secretary of the Company by mail prior to the Meeting or (b) voting in person at the Meeting. Execution of the Proxy will not in any way affect a stockholder's privilege to attend the Meeting and to vote in person, provided that the stock can only be voted in person when held of record in the stockholder's name or when the stockholder has been given an appropriate proxy to vote at the Meeting.

      The costs of Proxy solicitation will be paid by the Company. It is contemplated that Proxies will be solicited principally through the use of the mails. The Company will reimburse banks, brokerage houses, and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of the shares held by them. Proxies may be solicited by directors, officers or other regular employees of the Company in person or by telephone or facsimile as part of their regular duties and without special payment therefore, except reimbursement of incidental costs.

      This Notice of Annual Meeting, Proxy Statement and Proxy are first being mailed to stockholders on or about January 26, 2001.

                                  ANNUAL REPORT

      The Annual Report to Stockholders for the fiscal year ended October 1, 2000, including the audited financial statements, accompanies this Proxy Statement. Such report is not to be regarded as proxy soliciting material and is not incorporated into this Proxy Statement. Such Annual Report does not incorporate the information of the sections of this Proxy Statement entitled "Report of Compensation Committee" or "Performance Comparison." THE ANNUAL REPORT TO STOCKHOLDERS AND THE FORM 10-K, INCLUDING ANNUAL FINANCIAL STATEMENTS, CAN BE OBTAINED BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING UPON WRITTEN REQUEST. SEND REQUESTS TO MICROSEMI CORPORATION, P.O. BOX 26890, SANTA ANA, CALIFORNIA 92799-6890, ATTENTION: DAVID R. SONKSEN, SECRETARY.

                          OUTSTANDING VOTING SECURITIES

      The Company's Common Stock, $.20 par value per share ("Common Stock"), constitutes the only class of outstanding securities of the Company whose holders are entitled to notice of and to vote at the Meeting, including any adjournments or postponements thereof. Each such holder of record is entitled, for all purposes, to one vote for each share so held on each matter submitted to a vote of stockholders. On January 12, 2001 ("Record Date") the Company had issued and outstanding 13,824,504 shares of Common Stock (exclusive of shares held in the treasury).

                                VOTING PROCEDURES

      A quorum sufficient for the conduct of business at the Meeting will consist of a majority of the outstanding shares of Common Stock at the close of business on the Record Date in accordance with our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law.

      Proxies marked as abstentions and proxies for shares held in street name designated by brokers as not voted will be treated as shares present for purposes of determining the presence of a quorum at the Meeting.

      Proposal 1, the election of directors, will be determined by a plurality vote, i.e., the seven (7) candidates in the election of directors receiving the highest number of affirmative votes will be elected. The stockholders each can cast one (1) vote per share of Common Stock FOR up to seven individuals and collectively will elect the seven (7) nominees receiving a number of votes greater than the number of votes received by any other nominees. In this election, any votes cast against a candidate or votes withheld, including abstentions and broker non-votes, shall have no legal effect.

      Proposal 2, Amendment to Microsemi Corporation 1987 Stock Plan, will be determined by a majority vote, i.e. the affirmative vote of the holders of a majority of the Common Stock of the Company represented and voted on Proposal 2 at the Annual Meeting shall be required to approve this proposal. Votes withheld, including abstentions and broker non-votes, shall not be considered as votes cast on this proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of December 1, 2000, information concerning ownership of the Company's Common Stock by each director or executive officer, all officers and directors as a group, and each person known by the Company to own beneficially more than 5% of our outstanding Common Stock.

Name of Beneficial Owner
(and Address of Each 5%
Beneficial Owner) or                       Amount and Nature of      Percentage
Number of Persons in Group                 Beneficial Ownership       of Class
--------------------------                 --------------------      ----------

Norman J. Wechsler
105 South Bedford Road, Suite 310
Mount Kisco, NY 10549                          1,273,463 (1)           9.2%

Philip Frey, Jr.
P. O. Box 26890
Santa Ana, CA 92799-6890                         948,228 (2)           6.8%

Joseph M. Scheer                                  21,000 (3)              *

Martin H. Jurick                                  26,500 (4)              *

Brad Davidson                                     21,000 (5)              *

Robert B. Phinizy                                 23,000 (6)              *

H.K. Desai                                        13,000 (7)              *

James J. Peterson                                 15,550 (8)              *

David R. Sonksen                                  55,968 (9)              *

Harold R. McKeighan                               36,975 (10)             *

Andy T. S. Yuen                                   56,625 (11)             *

Lane Jorgensen                                    52,425 (12)             *

All executive officers and directors
as a group (14 persons)                        1,277,021 (13)          9.1%

*     Indicates less than 1%

(1) Includes 13,070 shares owned by others and over which there is shared voting and dispositive power, and 1,269,903 shares owned by Wechsler & Co., Inc.

(2) Includes 49,375 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(3) Includes 19,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(4) Includes 24,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(5) Includes 11,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(6) Includes 23,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(7) Includes 13,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(8) Includes 15,550 shares under options exercisable as of the date of this information or within 60 days thereafter.

(9) Includes 17,975 shares under options exercisable as of the date of this information or within 60 days thereafter.

(10) Includes 17,975 shares under options exercisable as of the date of this information or within 60 days thereafter.

(11) Includes 30,375 shares under options exercisable as of the date of this information or within 60 days thereafter.

(12) Includes 46,425 shares under options exercisable as of the date of this information or within 60 days thereafter.

(13) Includes 274,425 shares under options exercisable as of the date of this information or within 60 days thereafter.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

      The Bylaws of the Company allow for a Board of Directors consisting of not less than three (3) and up to thirteen (13) members as fixed by the Board from time to time, and the Board currently has fixed the number of directors at seven
(7). Accordingly, seven (7) directors shall be elected at the Meeting, and the seven (7) nominees named below are proposed by our Company's current Board of Directors and Management. The nominees proposed for election as directors will serve for a term of one year or until their successors are elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. While Management has no reason to believe that any proposed nominee will be unable to or will not serve as a director, should any nominee become unable to serve or will not, for good cause, so serve, then the persons named in the enclosed Proxy will have authority to vote for any substitute nominee designated by the Company's current Board of Directors.

      The seven (7) candidates in the election of directors receiving the highest number of affirmative votes will be elected. Votes against a candidate or votes withheld, including abstentions and broker non-votes, have no legal effect on the election; however all such votes count as a part of the quorum. The names and certain information concerning the persons to be nominated as Directors by the Board of Directors at the Meeting are set forth below. Your Board of Directors recommends that you vote for the election of each of the nominees named below.

                                    DIRECTORS

       Name              Position With Company (in Addition to Director)                Age       Director
                         and Principal Occupation during Last Five Years                            Since
----------------------------------------------------------------------------------------------------------
Philip Frey, Jr.         Chairman of the Board since February 26, 1987;                  73         1972
                         President and Chief Executive Officer from 1971
                         to 2000

Brad Davidson            President of Securities Pricing and Research,                   45         1984
                         Inc. since 1986

Robert B. Phinizy        Private investor and consultant; Director of                    74         1992
                         Genisco/Solaris and Corporate Secretary since
                         1997; Chairman, Chief Executive Officer and
                         President of Genisco Technology Corp. from 1972
                         to 1986; Director of BioSonics, Inc. and
                         Corporate Secretary since 1993; Retired Captain,
                         United States Navy

Joseph M. Scheer         Private investor and consultant; Director of                    74         1994
                         Rawson-Koenig Inc., Houston, Texas from 1991 to
                         1997; Member of the Advisory Board of Soligen
                         Inc., Northridge, California since 1994;
                         Director of Laserform, Inc., Auburn Hills,
                         Michigan from 1989 to 1994

Martin H. Jurick         Private investor and consultant; Senior Vice                    63         1995
                         President of Corporate Planning and Director of
                         Silicon Systems, Inc. (later of a division of
                         Texas Instruments) from 1978 to 1999; Director
                         of Level One Communications from 1991 to 1999

H. K. Desai              Private investor and consultant; Chairman of the                54         2000
                         Board of Qlogic Corporation since 1999, its CEO
                         since 1996 and its President since 1995

James J. Peterson        President and CEO since December 2000; Vice                     45         2000
                         President and General Manager of the Linfinity
                         Division from 1999 to 2000; President of
                         Linfinity Microelectronics from 1997 to 1999;
                         Vice President of Sales of Linfinity
                         Microelectronics from 1996 to 1997

                               EXECUTIVE OFFICERS

      Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. Information is provided under the heading "Directors" for Messrs. Philip Frey, Jr. and James J. Peterson.

      Name               Position with Company and Principal Occupation            Age      Officer
                         during Last Five Years                                              Since
---------------------------------------------------------------------------------------------------
David R. Sonksen         Executive Vice President since 2000; Vice                 55         1986
                         President-Finance, Chief Financial Officer,
                         Treasurer and Secretary since 1986

Harold R. McKeighan      Vice President and General Manager of Microsemi           58         1985
                         Corporation-Scottsdale since 1985

Lane Jorgensen           Vice President and General Manager of Microsemi           59         1992
                         Corporation-Santa Ana since 1992

Manuel F. Lynch          Vice President-Marketing and Business                     32         2000
                         Development since 2000; Director of Worldwide
                         Marketing and Business Development from 1997 to
                         2000; Director of Sales from 1996 to 1997 and
                         Manager of Information Systems and Marketing
                         Communications from 1995 to 1996

John M. Holtrust         Vice President-Human Resources since 2000; Vice           50         2000
                         President-Human Resources of Silicon Systems
                         Inc. from 1990 to 2000.

James R. Shiring         Vice President, East Coast Operations since               59         1999
                         1999; Vice President and General Manager of BKC
                         Semiconductors Incorporated from 1998 to 1999;
                         President of BKC Semiconductors Inc. from 1996
                         to 1998; Managing Director, European Operations
                         of CP Clare Corporation from 1982 to 1995

Andy T.S. Yuen           Vice President International Operations since 1989        48         1989

                       INFORMATION REGARDING THE BOARD OF
                          DIRECTORS AND ITS COMMITTEES

      During the 2000 fiscal year, the Board of Directors held a total of five
(5) regularly scheduled or special meetings.

      The Audit Committee, which consisted of directors Martin H. Jurick, Robert
B. Phinizy and Joseph M. Scheer during the 2000 fiscal year, reviews matters relating to the Company's internal and external audits. The Audit Committee held a total of five (5) meetings in fiscal year 2000 to review the fiscal year 1999 financial statements and audit and to review the plans for the fiscal year 2000 audit. The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included in the Appendix hereto. The members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee Report for the 2000 fiscal year is included in the Appendix hereto.

      The Compensation Committee, which consisted of directors Joseph M. Scheer, Brad Davidson, Martin H. Jurick and H.K. Desai during the 2000 fiscal year, considers and approves the grant of stock options to and compensation for the Company's key employees. The Compensation Committee held two (2) meetings in fiscal year 2000.

      No standing committee of the Company has a function similar to the function of a "Nominating Committee."

      No director, during the period while serving as a Director or on any committees, attended fewer than 75% of the aggregated number of meetings held in fiscal year 2000 of the Board of Directors and of all relevant committees.

      During fiscal year 2000, directors who were not also officers of the Company each were paid a quarterly retainer fee of $2,650, plus fees of $1,060 for each Board of Directors' meeting attended. Committee members were also paid the following for each committee meeting attended.:

      Compensation Committee     Chairman    $2,400
                                 Member      $1,200

      Audit Committee            Chairman    $1,400
                                 Member      $  700

                             EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal year ended October 1, 2000, compensation received by Messrs. Frey, Peterson, Sonksen, McKeighan, Yuen and Jorgensen. The notes to these tables provide additional specific information regarding compensation.

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation             Long Term Compensation
                                 --------------------------------------   ------------------------------
                                                                                               Long-Term
                                                                          Restricted           Incentive
                                                                            Stock                 Plan      All Other
Name and                         Fiscal    Salary      Bonus      Other    Award(s)   Options    Payouts   Compensation
Principal Position                Year       ($)        ($)        ($)       ($)        (#)        ($)          ($)
------------------               ------    ------      -----      -----   ----------  -------  ---------   ------------
                                                                                                                (2)
Philip Frey, Jr.
   Chairman of the Board          2000     383,554    310,818     56,446        --     51,900       --         5,337
   and was President              1999     364,568         --     56,767        --     13,200       --         3,783
   and CEO                        1998     344,462    225,267     56,829        --      9,800       --         4,341

James J. Peterson
   President and Chief            2000     202,040    138,188         (1)       --     22,200       --         5,158
   Executive Officer              1999     124,010         --         (1)       --     50,000       --         5,044
   and was Vice-President,
   General Mangager-Linfinity

David R. Sonksen
   Executive Vice President,      2000     208,214    126,260         (1)       --     32,200       --         4,859
   Treasurer, Secretary           1999     197,832         --         (1)       --      8,500       --         5,000
   and Chief Financial            1998     187,928     97,901         (1)       --      6,100       --         6,074
   Officer

Harold R. McKeighan
   Vice President,General         2000     182,466     57,155         (1)       --     22,200       --         4,612
   Manager-Microsemi              1999     177,054         --         (1)       --      8,500       --         4,319
   Scottsdale                     1998     166,632     46,724         (1)       --      6,100       --         3,396

Andy T.S. Yuen
   Vice President                 2000     156,647     83,576         (1)       --     17,200       --         3,558
   International Operations       1999     150,133         --         (1)       --      8,500       --         3,386
                                  1998     142,512     74,149         (1)       --      6,100       --         3,386

Lane Jorgensen
   Vice President, General        2000     155,357     66,569         (1)       --     27,200       --         3,623
   Manager-Microsemi              1999     147,600         --         (1)       --      8,500       --         5,106
   Santa Ana                      1998     139,242     72,537         (1)       --      6,100       --         5,002

(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid in such period did not exceed the lesser of 10% of such officer's total annual salary and bonus for each of 2000, 1999 and 1998, respectively, or $50,000. Such perquisites have not been included in the table.

(2) Represents amounts contributed in 2000, 1999 and 1998 under the Company's 401(k) plan under which the Company matches an employee's contributions of up to 3% of such employee's annual salary.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                Individual Grants

                                                                                               Potential Realizable
                                        % of Total                                               Value at Assumed
                                          Options                                              Annual Rates of Stock
                                        Granted to                                              Price Appreciation
                             Options    Employees              Exercise       Grant Date         For Option Term(1)
                             Granted    in Fiscal   Price     Expiration       Present           ------------------
Name                           (#)         Year   ($/Share)      Date          Value ($)        5%($)           10%($)
----                           ---         ----   ---------      ----          ---------        -----           ------
Philip Frey, Jr              16,900        2.0%    $ 6.750    11/22/2009      $  114,075      $ 71,741      $  181,806
Philip Frey, Jr              35,000        4.0%    $28.875     2/29/2010      $1,010,625      $635,577      $1,610,676
James J. Peterson            12,200        1.4%    $ 6.750    11/22/2009      $   82,350      $ 51,789      $  131,245
James J. Peterson            10,000        1.2%    $28.875     2/29/2010      $  288,750      $181,593      $  460,193
David R. Sonksen             12,200        1.4%    $ 6.750    11/22/2009      $   82,350      $ 51,789      $  131,245
David R. Sonksen             20,000        2.3%    $28.875     2/29/2010      $  577,500      $363,187      $  920,386
Harold R. McKeighan          12,200        1.4%    $ 6.750    11/22/2009      $   82,350      $ 51,789      $  131,245
Harold R. McKeighan          10,000        1.2%    $28.875     2/29/2010      $  288,750      $181,593      $  460,193
Andy T.S. Yuen               12,200        1.4%    $ 6.750    11/22/2009      $   82,350      $ 51,789      $  131,245
Andy T.S. Yuen                5,000        0.6%    $28.875     2/29/2010      $  144,375      $ 90,797      $  230,097
Lane Jorgensen               12,200        1.4%    $ 6.750    11/22/2009      $   82,350      $ 51,789      $  131,245
Lane Jorgensen               15,000        1.7%    $28.875     2/29/2010      $  433,125      $272,390      $  690,290

(1) The Potential Realizable Value is calculated based on the fair market value of the Common Stock on the date of grant, which is equal to the exercise price of options granted in fiscal 2000, assuming that the stock appreciates in value from the date of grant until the end of the option term at the specified annual rates (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                             Shares                    Number of Unexercised          Value of Unexercised
                            Acquired      Value          Options at Fiscal            In-the-Money Options
                           on Exercise   Realized            Year End (#)             at Fiscal Year End ($)
Name                           (#)          ($)      Exercisable   Unexercisable    Exercisable    Unexercisable
----                           ---          ---      -----------   -------------    -----------    -------------
Philip Frey, Jr                 --            --        49,375        56,725          487,550        1,216,750
David R. Sonksen             7,675        27,538        17,975        34,925          214,434          716,066
James J. Peterson               --            --        15,550        56,650          115,113          634,088
Harold R. McKeighan         18,400       791,013        17,975        24,925          214,434          427,316
Andy T. S. Yuen                 --            --        30,375        19,925          303,809          282,941
Lane Jorgensen                  --            --        46,425        29,925          369,284          571,691

                        EXECUTIVE COMPENSATION AGREEMENTS

      In fiscal year 1993, the Company adopted a Supplemental Employee Retirement Plan ("SERP"), in which the only participants are eight (8) then long-standing employees or former employees, including Mr. Frey. Benefits under the Plan will be provided solely from the general assets of the Company. The SERP agreements provide annual payments for 10 years following the participant's retirement (age 66 or later) or death while employed. The annual rate of payment range from 20% to 30% (30% for Mr. Frey) of the participant's final or designated year's salary. It is not possible to state in advance the exact amount of future commitments under the SERP. The retirement benefit to Mr. Frey under the SERP began to be payable on December 18, 2000. The amounts that are due per year to Mr. Frey under the SERP are approximately $117,000.

      The Company has entered into agreements with Messrs. Peterson and Sonksen intended to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. Each agreement will continue in effect until two (2) years after the Company notifies the executive of an intention to terminate that agreement. The terms of each agreement provide that, in the event of a change of control, as defined therein, and the subsequent termination of the executive's employment at any time during the term of such agreement, the executive will be paid amounts equal to a multiplier (the "Multiplier") times the sum of his annual salary rate in effect prior to termination of employment and his highest annual bonus paid during the prior 3-year period. The Multiplier is a number equal to the sum of three plus the number of years of service of the executive, all divided by twelve; provided, however, in the event of involuntary termination by the Company or termination by the executive for "Good Reason", the Multiplier will be equal to two (2). Provided, further, that in all other events the multiplier shall be at least one (1) and not more than one and one-half (1 1/2). Presently Mr. Peterson has 2 years of service and Mr. Sonksen has 14 years of service.
Additionally: (i) all options that the executive has received under any option plans will remain exercisable for a number of years equal to the Multiplier;
(ii) medical, dental, vision and life insurance premiums will continue to be paid by the Company for a number of years equal to the Multiplier; (iii) his automobile allowance continues, subject to earlier termination if the executive becomes a full time employee elsewhere, up to a number of years equal to the Multiplier; and (iv) he will receive all other benefits then accrued at the time of a termination under the Company's compensation plans. Upon an involuntary termination or a termination for "Good Reason," in either case only following a change of control, all of the executive's unvested stock options, or similar equity incentives, vest and become exercisable. Also, to the extent that payments to the executive pursuant to his agreement (together with any other payments or benefits) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code ("Code"), the agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Mr. Sonksen's current agreement restates and supersedes the similar agreement entered into in 1997.

      The Company and Mr. Frey entered into an agreement as of December 18, 2000 in the form of a letter with the subject of "Transition and Consulting". The agreement had two general subjects. First, Mr. Frey agreed to serve as a consultant to the Company until December 17, 2001. The Company agreed to pay Mr. Frey $25,000 per month for the minimum 12 months term and any extensions, $1,000 per month as a car allowance, an estimated $1,000 per month in premiums for continuing medical, dental and life insurance coverage, and a $34,000 annual premium for Mr.

Frey's existing life insurance policy for 12 months. Over the minimum 12-month period the aggregate of these payments will be approximately $358,000. The compensation will continue through at least the minimum 12-month period, and if the parties mutually extend the consulting agreement the compensation will continue thereafter (with the exception of the payment of life insurance premiums) at these rates until terminated. If the agreement is extended on its present terms, it will be terminable by either party by giving notice of termination 3 months in advance of the termination date. The termination of the consulting period will not have any effect on the other matters dealt with in the agreement, which are described hereafter. The second general subject of the agreement was Mr. Frey's retirement from the Company on December 18, 2000. Upon that retirement date, Mr. Frey received a payout of all his accrued vacation along with his Executive Performance Bonus ("EPB") for fiscal year 2000 in the amount of $310,818. The Company agreed to pay Mr. Frey $116,556.96 on February 1, 2001, and thereafter at the same rate for an additional nine years under the Microsemi Corporation Supplemental Executive Retirement Plan (SERP), as described above. The Company also agreed, in recognition of Mr. Frey's long service and significant contributions as Chairman, President and CEO, to pay the lifetime benefit of a Medicare Supplemental Insurance policy, effective January 1, 2002. The estimated cost thereof initially is $3,000 per year. Mr. Frey was also given options for 10,000 shares of the Company's stock upon retirement and will receive options for 5,000 shares annually as long as he serves as Chairman of the Board. The agreement provides options granted to Mr. Frey through December 2000 would continue to vest until the earlier to occur of Mr. Frey's death or the latest expiration date of the option; and therefore retirement from active service will not result in Mr. Frey's options held as of December 2000 ceasing thereafter to continue to vest. In addition, Mr. Frey is to receive the Company's indemnification from certain unexpected excise tax consequences connected with Section 280G or Section 4999 of the Code, and the Company has agreed to forebear from amending its certificate of incorporation or bylaws for a period of ten years if the effect would be to limit or reduce the Company's legal ability or obligation to indemnify Mr. Frey from claims arising from his status or conduct as a director, officer or employee. This agreement states that Mr. Frey will not participate in any benefit plans of Microsemi or subsidiaries, except to the extent described above. This agreement expressly terminates all prior agreement between the Company and Mr. Frey relating to employment or retirement benefits, with the express exception of the Supplemental Executive Retirement Plan, and expressly terminates the change of control agreement between the Company and Mr. Frey of the same tenor as the agreements described in the prior paragraph that had been entered into in 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      No person who acted as a director or an executive officer of the Company and no security holder known to the Company to own of record or beneficially more than five percent of any class of the Company's voting securities, or any members of their respective immediate families, is known to have any material interest, direct or indirect, in any transaction during the fiscal year ended October 1, 2000 or in any currently proposed transaction in which the amount involved exceeds $60,000 and to which the Company or any subsidiary was during the 2000 fiscal year or during the 2001 fiscal year is to be a party.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market ("NASDAQ"). Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms concurrently when they file them with the SEC and NASDAQ.

      To the Company's knowledge based solely on its review of the copies of
Section 16(a) forms furnished to the Company and any written representations that no Form 5 reports were required, none of the Company's officers, directors or greater than ten-percent beneficial owners known to the Company failed to file in a timely manner Section 16(a) reports during or with respect to fiscal 2000, except with respect to Form 5's as follows:

                                               Number of Reports
                                      -------------------------------

      Name                            Not Timely Filed      Not Filed
      ----                            ----------------      ---------
      Brad Davidson                           1                 0
      Robert B. Phinizy                       1                 0
      Joseph M. Scheer                        1                 0
      Martin H. Jurick                        1                 0
      James J. Peterson                       1                 0
      David R. Sonksen                        1                 0
      Andy T.S. Yuen                          1                 0
      Harold R. McKeighan                     1                 0
      Lane Jorgensen                          1                 0

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee during the 2000 fiscal year was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. No member of the compensation committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Additionally, no member of the compensation committee had a relationship that requires disclosure under
Item 402(j)(3) of Regulation S-K.

              COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 2000 OF
                              MICROSEMI CORPORATION

The compensation programs for executive management and certain other key employees are reviewed each year by the Compensation Committee. The committee considers the program's impact on each operating unit as well as the effect on corporate growth, profit, market position and goals set for that year, as well as changes in corporate market focus and strategic goals for the next fiscal year. The committee reviews with the management of the Company the business plans for the new fiscal year and compares them to the prior year. This review defines the relative potential contribution for each operating unit and together with discussions between corporate management and the managers of each unit, establishes goals for revenue and profits for participating profit center managers. The Compensation Committee then establishes the rewards to be received by each key executive relative to their contributions to net earnings from both their direct operating responsibility and the overall profits of the corporation. The committee also decides which operating units will be included in this measured program. Certain special profit centers are removed from the measured plan where the strategic goal assignments are not properly measured quantitatively. These special profit centers are placed into a second award pool from which bonus payments are allocated based on the achievement of more subjective goals set by the corporate management. The Compensation Committee reviews these yearly with the corporate management and monitors the allocation process.

In addition, each operating unit key executive is responsible for meeting other strategic goals mutually agreed to between that key executive and the CEO. The goals typically are strategic opportunities and challenges available to the Company in a changing market with competitive environments. In every reward review, the key executive is evaluated on: corporate earnings, divisional earnings, and subjective analysis on the goals achieved or progress achieved.

Executive Compensation Philosophy

The primary thrust of the compensation programs in the Company continues to follow the belief that compensation must reflect the value created for the stockholders - both immediate and long term and consequently, the compensation programs reflect the following specific thesis:

o Rewards are tailored to fit the unique opportunities available to each business unit as well as the contributions each business unit makes to the corporate earnings and growth. The program utilizes short-term achievement awards and long term incentives, normally stock options granted each year. The stock option grants are reviewed by the Compensation Committee, which manages the program. Grants can be in either or both qualified and non-qualified stock options. The executives with the potential to impact the future growth and profitability of the Company are granted new options each year. Options typically have a 5-year vesting schedule and provide incentives for executives to increase the value of the Company over the long term.

Salary reviews for the top executives are conducted each year. The committee utilizes data from established salary surveys together with guidelines from an outside consultant study to guide the Company in setting salary levels. The Company has followed the consultant's study results, which yielded industry comparatives, for overall increases in pay and benefits. Only minor adjustments have been required.

The Executive Compensation components are:

o Base Salary: Salaries are set at levels approximating the fiftieth percentile for similar marketplace orientations. This year the CEO and the Compensation Committee reviewed each of the 14 highest paid executives and set the following year's pay for these executives. Factors considered, although subjectively and informally applied, are actual achievement, level of market opportunity, management skill in achieving goals and contributions to the overall corporate success. In fiscal 2000, the increases for key executives based on these factors ranged from 3% to 5% of base salary.

o The Cash Bonus Program: The Plan, as in prior years, provides cash awards to executives and has been the means of achieving superior corporate results with slightly lower over-all executive compensation as compared to similar companies. These programs are formalized and consistently administered throughout the Company. The bonus award can range from 0% to 80% of an executive's annual salary. The bonus award components are based on overall corporate profit performance, direct profit results controlled by the executive and on subjective goals. For fiscal year 2000, the goals that were set for the Company's executive officers were exceeded. Therefore, executive bonuses were paid for fiscal year 2000 ranging from 6% to 80% of executive salaries.

o Stock Options: Based on the current stock option plan as approved by the stockholders, up to 4% of the current outstanding shares of Common Stock are available annually for award to new and existing executives. Under this program key executives are allocated portions of the total annual award based upon the executive's responsibility level and other subjective measures. The Company continues to believe that the stockholders' value is being significantly enhanced by this stock option program. Executives who are deemed to have the potential to impact the future growth and profitability of the Company are granted new options each year, without regard to the number of options or shares that may already have been issued to such executives.

Mr. Frey's Fiscal Year 2000 Compensation:

Mr. Frey's compensation for fiscal year 2000 consisted of a base salary, stock options and amounts under certain employee benefit plans. Mr. Frey's base salary has been deemed to be competitive with companies of a similar size based on an outside consultant survey. His annual bonus could range from 0% to 80% of his annual salary based upon two factors: 80% of this amount is based upon the overall financial performance of the Company and 20% upon his individual performance as an executive officer. The long-term portion of Mr. Frey's compensation is based primarily on stock options. The value of the stock option award is designed to be consistent with competitive practices of similar sized companies based on informal comparisons. In fiscal year 2000, Mr. Frey's salary increased 5% over fiscal year 1999 levels. Mr. Frey was paid a cash bonus for fiscal year 2000 of $310,818. The salary increase was attributable to corporate improvements in fiscal 2000, as well as various subjective factors considered by the committee.

The Compensation Committee has reviewed the performance of the Company and its executives for 2000.

                           THE COMPENSATION COMMITTEE

Joseph M. Scheer      Brad Davidson        H.K. Desai         Martin H. Jurick

                                PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return on the Company's Common Stock to the total returns of 1) NASDAQ Stock Market and 2) NASDAQ Stock - Electronic & Electrical Equipment & Components, excluding Computer Equipment. This comparison assumes in each case that $100 was invested on or about, September 30, 1995 and all dividends were reinvested. The Compapny's fiscal year ends on or about September 30 each year.

                 COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN *
        Among Microsemi Corporation, the NASDAQ stock market (US) index and the NASDAQ Electronic Components index

                              [LINE GRAPH OMITTED]

      * $100 invested on 9/29/95 in stock or index, inluding reinvestment of dividends

                                        09/29/95  09/27/96  09/26/97  09/25/98  10/01/99  10/01/00
MICROSEMI                                100.00     83.40    146.61     63.21     63.21    324.04
NASDAQ STOCK MARKET (US)                 100.00    119.03    162.60    170.17    269.50    358.89
NASDAQ ELECTRONIC COMPONENTS STOCKS      100.00    120.40    210.45    172.70    341.81    591.23

                           AMENDMENT OF THE 1987 PLAN
                                  (Proposal 2)

      The Company's stockholders approved the 1987 Microsemi Corporation Stock Plan (the "1987 Plan") February 26, 1987, effective December 15, 1986, the date on which the Board of Directors adopted the 1987 Plan. The Company's stockholders approved certain amendments of the 1987 Plan on February 25, 1994, as adopted by the Board of Directors on December 20, 1993. The Company's stockholders again approved certain amendments of the 1987 Plan on February 29, 2000, as also theretofore adopted by the Board of Directors on November 22, 1999. From time to time, the Company's Board of Directors adopted additional amendments and the Committee has adopted policies and interpretations of the 1987 Plan.

      The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the Plan itself, as amended. Copies of the Plan and of the proposed amendment will be available at the Meeting or should be requested in writing addressed to Microsemi Corporation, P.O. Box 26890, Santa Ana, California 92799-6890, Attention: David R. Sonksen, Secretary.

      The principal purpose of the 1987 Plan is to enhance the Company's ability to attract and retain qualified persons as key employees or directors and to motivate such persons by providing them with the opportunity for an equity participation in the Company.

      As of October 2, 2000, approximately 3,267,038 shares of Common Stock or options to purchase common stock were outstanding or reserved for potentially being awarded, of which the total awarded and outstanding was 2,565,400 and of which there remained 701,638 shares available for future awards under the 1987 Plan. Subsequent awards of approximately 400,000 shares have yielded, as of January 5, 2001 a net of about 301,638 shares remaining available.

      Amendment to Increase the Number of Shares Available under the 1987 Plan

      The proposed amendment, which is described below, will increase the maximum number of shares of Common Stock available for awards under the 1987 Plan.

      The proposed amendment will increase the maximum number of shares of Common Stock available for awards under the Plan by 750,000 shares.

      Shares added to the number of shares presently available under the 1987 Plan can be used for purposes including but not limited to the hiring and retention of key management and technical personnel. An increase as a result of the proposed amendment is in addition to all other stockholder-approved increases, including annual increases that are approved to occur in the future.

      Any award which expires or lapses without being exercised, and shares of restricted stock which are forfeited to or repurchased by the Company, will again be available for use under the 1987 Plan. Each successive year, the 1987 Plan receives an additional automatic increase to the number of shares or their equivalents available for awards. This amendment creates an immediate addition to the number of shares of Common Stock that are available for awards and makes no other change to the existing provisions of the 1987 Plan. It is anticipated that shares, if any, that are issued relating to this proposed amendment will be like all other shares issued under the 1987 Plan. These shares, if any, may affect or be affected by each existing provision of the 1987 Plan, including those mentioned in this paragraph. Therefore the shares related to the proposed amendment may become available for grants again, after an option expires for example. Also, automatic annual increases in the number of shares available for awards under the 1987 Plan will include 4% of all outstanding shares, and some or all of the shares related to the proposed amendment, if approved by the shareholders, may become and remain outstanding at relevant times in the future.

Purpose of Amendment

      The purpose of the proposed amendment is to provide additional shares for grants to be made under the 1987 Plan. The Board of Directors, the Compensation Committee and Management intend that the additional shares or share equivalents will be used for hiring and retention of key management and technical personnel. The 1987 Plan is an essential component of compensation of key management and technical personnel in a highly competitive environment. The 1987 Plan is designed to provide incentives to employees and non-employees to devote their utmost effort and skill to the advancement and betterment of the Company by permitting them to participate in the ownership of the Company and thereby in the success and increased value of the Company. The Company plans to utilize the 1987 Plan in hiring and retaining key management and technical personnel and believes this amendment is essential for that purpose.

      The seeking of stockholder approval is related to the Nasdaq Stock Market Listing Standards and in particular their Rules of Corporate Governance. The seeking of stockholder approval also arises from the requirements for adoption of a fully-deductible plan under Section 162(m) and for the adoption of an Incentive Stock Option plan under Section 422 of the Internal Revenue Code of 1986, as amended. The Company intends to honor the will of the record holders that vote on proposal 2 and, if they do not approve, then the proposed amendment will not take effect.

      Set forth below are all options that were granted during fiscal year 2000 pursuant to automatic grants, reported here because the proposed amendment could provide some of the shares that would be reserved in future years for such grants. The increase provided for by the amendment will, to the Company's knowledge, be used by the Company in its entirety for discretionary grants. It is not possible to determine the amount or timing of any future discretionary grants, and nothing is included for such grants.

                               NEW PLAN BENEFITS*

                                                         1987 Plan
                                           -------------------------------------
Name and Position                          Dollar Value($)       Number of Units
-----------------                          ---------------       ---------------

Brad Davidson                                  $ 93,375              3,000
  Director

Robert B. Phinizy                              $ 93,375              3,000
  Director

Joseph M. Sheer                                $ 93,375              3,000
  Director

Martin H. Jurick                               $ 93,375              3,000
  Director

H.K. Desai
   Director                                    $ 93,375              3,000

Non-Executive Director
Group                                          $466,875             15,000

----------------

* Includes the automatic annual grants to non-employee directors for one year. All options are granted at an exercise price equal to the closing sale price of the Common Stock on the date of grant. The dollar value is calculated as if equal to the fair market value for the Company's Common Stock as of January 5, 2001, based on the $31.125 closing price on that date as reported by The Nasdaq Stock Market. This amount does not deduct the exercise price required to be paid for the shares upon exercise.

General Terms of the 1987 Plan Currently (after Amendment)

      The 1987 Plan provides for the grant by the Company of stock options, stock appreciation rights ("SARs"), shares of Common Stock or cash. Information regarding awards under the Plan during the 2000 fiscal year is set forth in this Proxy Statement under the caption "Option Grants in Last Fiscal Year." If this amendment is adopted, the aggregate number of shares of Common Stock subject to the 1987 Plan will be increased immediately by 750,000 shares, to 4,017,038, while it is currently 3,267,038 shares. The aggregate number of shares of the Common Stock of the Company that have been or may be issued or transferred to grantees under the 1987 Plan will be increased by approximately 23% of all of the Common Stock currently subject to the Plan (including shares issued, reserved or available).

      In addition, each year the number of shares subject to the 1987 Plan will increase by an amount equal to 4% of the outstanding Common Stock of the Company, through the beginning of fiscal year 2009. The 1987 Plan currently provides for the increases to take place as of the beginning of each successive fiscal year until the Plan terminates. The number of shares available under the Plan will increase annually by an amount equal to 4% of the total shares of Common Stock of the Company outstanding as of each such date. For purposes of illustration only, if the number of shares outstanding as of the beginning of the Company's fiscal year ending in 2002 is 14,000,000 then the number of shares available for purposes of the Plan will be increased as of such date by an additional 560,000 (4% of 14,000,000), and so forth as of the beginning of each fiscal year until the Plan terminates. This amendment will not modify the rate or timing of these increases.

      The shares issued or reserved under the Plan may be unissued shares or treasury shares. If there is a stock split, stock dividend, or other relevant change affecting the Company's shares, appropriate adjustments will be made in the number of shares that can be issued or transferred in the future and in the number of shares and price in all outstanding grants made before the event. If shares under a grant are not issued or transferred, those shares will again be available for inclusion in future grants.

      The 1987 Plan will terminate on December 15, 2009. The 1987 Plan may be earlier terminated by the Board of Directors or extended with approval of the stockholders of the Company.

      Under the 1987 Plan, the Company may make grants to directors, officers or other key executive and management employees of the Company as well as to non-employees. The number of grantees could vary from year to year. The non-employee directors receive annual grants in fixed amounts, which have been at the rate of 3,000 shares per year, an amount with is subject to change and may be supplemented by other grants to one or more of such directors. The Company has approximately 210 employees who are eligible to participate in the 1987 Plan and currently has six non-employee directors.

      The 1987 Plan provides that it is to be administered by the Board of Directors or, in the discretion of the Board of Directors, a 1987 Plan Committee (each herein called the "Committee") appointed by the Board of Directors and consisting of two or more directors. The Board of Directors also has the discretion to appoint various committees for various purposes of administering the 1987 Plan. The Committee has broad discretion, subject to the terms of the 1987 Plan, to determine the persons entitled to receive grants; the terms and conditions on which such options, SARs, shares or cash are granted; the amount of each such grant; and the nature of the consideration to be paid upon exercise of options or SARs granted under the 1987 Plan, which may, in the discretion of the Committee, consist in whole or in part of cash or shares of the Company's Common Stock.

      Options granted under the 1987 Plan may be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, or "non-qualified stock options," as determined by the Committee at the time of grant. Options may be granted under the 1987 Plan for terms not exceeding ten years from the date of grant. The per share exercise price of options granted under the plan must be equal to or greater than the fair market value of a share of Common Stock on the date of grant. Under the 1987 Plan, the maximum number of shares which may be issued pursuant to incentive stock options granted under the 1987 Plan may not exceed 7,000,000, (subject further to all other limits on shares available for awards).

      The Committee may award SARs in connection with options under the 1987 Plan. The grantee of an SAR receives, upon exercise of the SAR and the related option, an amount equal to the difference between the then fair market value of a share of Common Stock and the option price. Payment may be made, at the discretion of the Committee, in cash, shares of Common Stock or both. The related option will terminate upon exercise of an SAR. If an option is exercised, any related SAR will terminate.

      The Committee may grant performance awards which call for payment in shares or cash if financial goals that are established by the Committee have been met during an award period. Such shares are issued without receipt of consideration other than services rendered by a grantee. To receive payment, a grantee must remain in the employ of the company until the computation of the payment, subject to exceptions made at the discretion of the Committee.

      The Committee may also grant restricted shares of Common Stock. Such shares cannot be transferred or voted and dividends thereon will not be paid before the termination of the restriction period. If a grantee's employment terminates during the restriction period, the grantee forfeits such shares, subject to exceptions made in the discretion of the Committee.

      The Committee establishes rules and regulations for the operation of the 1987 Plan, selects persons to receive grants, determines the fair market value of stock for purposes of grants, and determines the number of shares subject to grants.

      No one person will receive more than 250,000 options or restricted shares or share equivalents under performance awards or SARs under the 1987 Plan in any one calendar year. It is not possible to state in advance the exact number or identity of the future grantees or the amounts of future grants, except that it is anticipated that options will be granted in the aggregate amount of the increase following approval of the amendment by the stockholders, and it is anticipated that each non-employee director will continue to receive an annual grant of nonqualified options to purchase at least 3,000 shares.

      It is presently intended that the additional shares and options authorized by the amendment under the 1987 Plan will be registered on SEC Form S-8 under the Securities Act of 1933. If, however, any of the additional shares and options are not registered, grants may require a grantee to represent to the Company in writing that he is accepting the grant or acquiring the shares (unless they are covered by an effective registration statement under said Act) for his own account for investment only, and shares could then only be resold by the holder pursuant to an exemption from registration such as Rule 144 or pursuant to registration on another form, such as on Form S-3.

      The exercise price of options under the 1987 Plan may, in the discretion of the Committee, be payable in various forms, including in cash, by promissory note, surrender of previously-owned shares, or a "cashless" exercise, or a combination of these methods.

      The Committee, in its discretion, may agree that the Company will pay the taxes due from a grantee upon grant or exercise, as the case may be.

Federal Income Tax Consequences

      The following general discussion sets forth the Federal tax consequences associated with grants by the Company under the 1987 Plan to grantees who are not subject to Section 16(b) of the Securities Exchange Act of 1934.

      Stock Options. The grant of an incentive stock option or a nonqualified stock option will not result in income for the grantee or in a deduction for the Company.

      The exercise of a nonqualified stock option will result in ordinary income to the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding will be required if the optionee is an employee of the Company.

      The exercise of an incentive stock option will not result in income to the grantee so long as the grantee is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If the grantee disposes of the shares two years after the date of grant of the option or one year after the date of exercise, any gain upon disposition of the shares will be taxed to the employee as capital gain and the Company will not be entitled to a deduction. The excess of the market value of the shares on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax in the year of exercise.

      If the grantee disposes of the shares prior to the expiration of the holding periods described above, the grantee will have taxable compensation, and the Company will be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price.

      SAR and Performance Award. The grant of an SAR or a Performance Award will not result in income for the grantee or a deduction for the Company. Upon the exercise of an SAR and the receipt of shares or cash under a Performance Award, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding will be required if the grantee is an employee.

      Restricted Stock Grant. The grant of a Restricted Stock Grant will not result in immediate income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the transferable shares are not transferred by the grantee and are subject to restrictions resulting in a "substantial risk or forfeiture" as intended by the Company, unless the grantee elects to be taxed immediately. If there is not such a restriction, the grantee will recognize ordinary income upon receipt of the shares. Dividends paid while the stock remains subject to restriction will be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee will receive ordinary income, and the Company will be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding will be required if the grantee is an employee.

      Section 162(m) Limitations. Section 162 to the Internal Revenue Code of 1986, as amended (the "Code"), generally relates to income tax deductions for business expenses. Section 162(m) of the Code limits the corporate income tax deduction to $1,000,000 in any tax year attributable to compensations paid to the Chief Executive Officer in that year or any of the four other executive officers of the Company and its subsidiaries who were most highly paid in that year. This rule generally applies to all deductible compensation paid to such an individual. Exercise of nonqualified stock options, disqualifying dispositions of stock received on exercise of an incentive stock option, and the lapsing of restrictions on restricted stock result in an income tax deduction. The Code
Section 162(m) deduction limitation is not believed to apply to compensation paid or deemed paid under the 1987 Plan, which is a stockholder-approved plan. If more than $1,000,000 in one year in compensation is paid or deemed to be paid pursuant to a plan that satisfies applicable requirements of Section 162(m), the deduction is unlimited. The Plan, accordingly, includes a limit on the total amount of awards to any one individual in any one calendar year. The limit is currently 250,000 shares or share equivalents.

Future Amendments to the Plan.

      The Board of Directors can amend the 1987 Plan as it deems advisable, but unless the stockholders approve, no amendment can increase the maximum number of shares of Common Stock subject to the 1987 Plan, materially modify the requirements for eligibility in the 1987 Plan, or materially increase the benefits accruing to grantees. In addition, no amendment can withdraw from the Compensation Committee the right to select the persons who will receive grants.

Considerations for Grants

      The only considerations the Company receives or is to receive for grants under the 1987 Plan are the services rendered for the Company by the participants.

Market Value of the Securities Underlying the Plan

      As of January 5, 2001, the market value of a share of Common Stock was $31.125 as reported by The Nasdaq Stock Market. Excluding the indeterminate number of shares that will be added by the future increases in annual increments, the shares of Common Stock that would be subject to the 1987 Plan, as of immediately after stockholder approval of the amendment, would have an aggregate market value of approximately $125 million, at the above-mentioned price and without deduction for any exercise prices payable to purchase shares.

Vote Required

The affirmative vote of the holders of a majority of the Common Stock of the Company voted on Proposal 2 shall be required to approve this proposal. Abstentions and broker non-votes will have no legal effect upon the approval required. However, all such votes will count as a part of establishing a quorum. The Board of Directors believes that the amendment to the 1987 Plan is in the best interests of the Company because it will further the purposes of the 1987 Plan, enhancing the ability of the Company in hiring and retention of key management and technical personnel with the additional 750,000 shares becoming immediately available to attract, motivate and retain key personnel. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1987 PLAN. Proxies solicited by management will be voted FOR the proposal unless a vote against the proposal or abstention on the proposal is specifically indicated.

                              STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be considered at the 2002 Annual Meeting of Stockholders must be received by the Company no later than September 27, 2001. Such proposals may be included in next year's Proxy Statement if they furthermore comply with certain rules and regulations promulgated by the SEC. Subject to the immediately preceding sentence, matters will not be acted upon at the meeting unless the proposal is made timely and in appropriate form in accordance with our then applicable bylaws and resolutions of our Board.

                             INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers, LLP, independent accountants for the Company for the fiscal year ended October 1, 2000, has been selected by the Board of Directors to serve in the same capacity for the current fiscal year.

      A representative of PricewaterhouseCoopers, LLP, is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

                                  OTHER MATTERS

      The Board of Directors is not aware of any matter which will be presented for action at the Meeting other than the matters set forth herein; but should any other matter requiring a vote of the stockholders arise, it is intended that the enclosed Proxy shall include discretionary authority to vote on such other matters in accordance with the interests of the Company, in the best judgment of the person or persons voting the Proxies or consistent with any instructions given to such persons by the Board of Directors. In addition, the enclosed Proxy is intended to include discretionary authority to vote for any person's election to a position for which a bona fide nominee is named herein if such nominee named herein is unable to serve or for good cause will not serve, approval of minutes of the prior meeting without ratifying the actions taken at such meeting and the disposition of any matters incident to the conduct of the Meeting, including any adjournment or postponement.

      All stockholders are urged to complete, sign, date and promptly return the enclosed Proxy.

                                             By Order of the Board of Directors,


Santa Ana, California                        /s/  DAVID R. SONKSEN
January 17, 2001                             -----------------------------------
                                             David R. Sonksen, Secretary

                                    Appendix
                   To Microsemi Corporation's Proxy Statement

This Appendix is filed as provided in Item 8 of Schedule 14A promulgated under the Securities Exchange Act of 1934. The following is not deemed to be soliciting material. It is deemed not to be filed with the Securities and Exchange Commission for any other purpose. It is not subject to Regulation 14A under, or Section 18 of, the Securities Exchange Act. It is not deemed to be incorporated by reference into either the foregoing proxy statement or any document that may be filed by the Company with the Securities and Exchange Commission concurrently or in the future, unless in a particular instance it is therein expressly and specifically incorporated by reference by the Company.

                            Audit Committee's Charter

                        MICROSEMI AUDIT COMMITTEE CHARTER

                                 Dated 11/22/99

The AUDIT COMMITTEE of Microsemi Corporation is herein established and provided with those responsibilities and obligations as provided for in the minutes of the corporation on a meeting dated November 22, 1999.

                                    PURPOSE:

The AUDIT COMMITTEE has been established for the purpose of providing a set of focused, experienced and available board level skills for the purpose of addressing specified areas of auditing and internal accounting control issues of importance to the stockholders of Microsemi.

                                 RESPONSIBILITY

The AUDIT COMMITTEE shall report to the entire board as to the findings and recommendations either as a complete committee or by the Chairman acting for the committee. Guidelines recently introduced by the BLUE RIBBON COMMITTEE RECOMMENDATIONS are incorporated by reference, and include:

      o The Committee will hold Independent discussions (Not including the management) with outside auditors and shall include at least one meeting for frank discussions covering the evaluation of the judgment used by Microsemi's financial management for reporting and controls

      o The Committee shall have as many meetings as is required with the outside auditor auditing team before, during and after the audits of Microsemi

      o Microsemi's internal auditor shall report as a dotted line to the committee

      o A statement shall be issued by the committee each year as to its own findings and conclusions regarding the financial controls and judgment of the financial management of Microsemi

      o The Committee shall meet with the financial management of Microsemi for corrective action reports as determined from the audit results and report on the progress being made on such items to the entire board

      o When and as required, the Audit Committee will issue statements for inclusion with the proxy or 10-K stating the committee's completion of audit interfaces with conclusions regarding the company's audits and especially as to the independent status of the outside auditors

      o The committee (or its Chair) is to be available for any meetings required by the outside auditors for discussion of critical issues and will report to the entire board on all such matters

                                   MEMBERSHIP

The audit committee shall be composed of not less than 3 outside independent members of the board of directors, selected by the entire board, and shall be selected based on their ability to address and understand accounting, willingness to serve and knowledge of fiscal controls and auditing issues. Only independent board members shall serve on the Audit Committee.

                                    DURATION

The Microsemi audit committee shall be established in perpetuity unless changes in ownership of the corporation render it of no further value. The board shall establish audit committee membership each year at the first board meeting after the annual meeting of the stockholders. There is no restriction as to the number of years served by any one board member. The chairman shall be elected for a term of 2 years and shall be available to serve as a member of the committee after such chairmanship. The total board shall elect a committee chairman.

              BOARD MATTERS and REPORTING - "Dotted Line" OVERSIGHT

The committee shall be responsible to the board for any and all areas of investigation regarding corrective action recommendations from the outside auditors for the Corporation. In this regard the Committee (or Chairman) shall have as many meetings with the outside auditors and the corporation CFO, Internal Auditor or CEO as is required.

The internal auditor of the corporation shall have a "dotted line" reporting authorization to the Chairman of the Audit Committee. However, the Chair of the Audit Committee shall keep the CFO fully appraised of all interactions with the internal auditor. He shall file written reports to the entire board on significant activities with the internal auditor, as well as provide a written report on all matters of control violations found by the internal auditor--even if being addressed by the CFO.

                               BOARD RESTRICTIONS

The Audit committee shall be totally restricted to areas of accountability and shall go out of its way to avoid any potential interference with the operating executives other than corrective actions regarding violations of control or policy. All corrective actions, determined as needed by audit committee efforts, shall be reported in writing to both the CFO AND CEO as soon as possible as well as to the entire board. The report to the board may be by phone, if urgent, or if not, at the next scheduled board meeting.

                         OBLIGATIONS AND SEC DIRECTIVES

The Audit committee has been selected for special reporting and fiscal control responsibilities by the SEC and under proposed auditing rules for public corporations.

The Microsemi audit committee shall be held directly responsible by the Board of Directors of the corporation for fully implementing all such SEC and proposed auditing rules as are applied to public corporations thru audit committees. If such implementation cannot be accomplished for any reason, the Audit Committee shall immediately notify the entire board of such a failure to achieve full compliance.

This charter shall be maintained and reported on to the stockholders at the very least once every 3 years.

R. B. Phinizy                                        Date: 11/22/99
Chairman Audit Committee - For the Committee

Phil Frey, Jr.                                       Date: 11/22/99
Chairman of the Board  - For the Board

                             Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committed has also discussed with the independent auditors the matters required to be discussed by SAS 61 and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. Based on a review and discussion of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the 2000 fiscal year for filing with the Securities and Exchange Commission.

Martin H. Jurick            Robert B. Phinizy                  Joseph M. Scheer

                          PROXY SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF MICROSEMI CORPORATION
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 28,2001

      The undersigned shareholder of MICROSEMI CORPORATION hereby appoints James
J. Peterson and David R. Sonksen, or either of them, the attorneys and proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock, par value $0.20 per share, of MICROSEMI CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on February 28, 2001 at 10:00 A.M., (California time), and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. The undersigned acknowledges receipt of this proxy and a copy of the Notice of Annual Meeting and Proxy Statement dated January 17, 2001. Said proxies are directed to vote or to refrain from voting pursuant to the Proxy Statement as checked on the reverse side hereon upon the following matters, and otherwise in their direction.

Please mark, sign, date and return this proxy card promptly.

1. ELECTION OF DIRECTORS

|_|   FOR all nominees                          |_|   WITHHOLD AUTHORITY to
      (except as indicated to the                     vote for all nominees
      contrary below)                                 listed below

(INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

Philip Frey, Jr.          Joseph M. Scheer          Robert B. Phinizy
Martin H. Jurick          Brad Davidson        H.K. Desai      James J. Peterson

2. APPROVAL OF AMENDMENT OF THE 1987 MICROSEMI CORPORATION STOCK PLAN

                |_| FOR         |_| AGAINST         |_| ABSTAIN

                (continued and to be signed on the reverse side)

3. In their discretion, upon such other matters as may properly come before the meeting, this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

      IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.


                        ____________________________________________
                        SIGNATURE OF STOCKHOLDER

                        Dated _____________, 2001


                        ____________________________________________
                        SIGNATURE OF STOCKHOLDER

                        Dated _____________, 2001

                        IMPORTANT: Please date this proxy and sign exactly as your name or names appear(s) on your stock certificate. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give their titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.